Exhibit 5.2

[Letterhead]

February 5, 2018

Norfolk Southern Corporation

Three Commercial Place

Norfolk, Virginia 23510

Re:    Norfolk Southern Corporation—Registration Statement on Form S-4

Ladies and Gentlemen:

I am Senior Vice President – Law & Corporate Relations of Norfolk Southern Corporation, a Virginia corporation (the “Company”), and, as such, I have acted as counsel to the Company in connection with the public offering of up to $749,997,000 aggregate principal amount of the Company’s 3.942% Notes due 2047, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”) (the “Exchange Notes”), to be issued and authenticated pursuant to the Indenture (as defined below).

The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the issued and outstanding 3.942% Notes due 2047 of the Company (the “Original Notes”) under an indenture, dated as of November 16, 2017, by and between the Company and U.S. Bank National Association, as Trustee (the “Indenture”), as contemplated by the Registration Rights Agreement, dated as of November 16, 2017, by and among the Company and the Dealer Manager named therein (the “Registration Rights Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions stated below, I have, or an attorney working for me has, examined and relied upon the following:

(i) the Registration Statement on Form S-4 of the Company relating to the Exchange Notes to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act (the “Registration Statement”);

(ii) an executed copy of the Indenture;

(iii) an executed copy of the Registration Rights Agreement;

(iv) the Restated Articles of Incorporation of the Company, as currently in effect;

(v) the Bylaws of the Company, as currently in effect;

(vi) the Statement of Eligibility of the Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, filed as Exhibit 25.2 to the Registration Statement; and

(vii) the form of the Exchange Notes.

I have, or an attorney working for me has, also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinions stated below.

In my examination, I have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies and the authenticity of the originals of such copies. In making my examination of executed documents or documents to be executed, I have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions stated below which I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

I am a member of the Bar of the Commonwealth of Virginia, and I do not express any opinion with respect to the laws of any jurisdiction other than the laws of the Commonwealth of Virginia and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). I do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions stated below. The opinions stated below are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, I am of the opinion that:

1.

The Indenture has been duly executed and delivered by the Company, and it is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

2.	The Exchange Notes have been duly authorized, and when executed and authenticated in accordance with the terms of the Indenture and delivered upon consummation of the Exchange Offer against receipt of the Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. I also hereby consent to the reference to me under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Sincerely,
/s/ John M. Scheib
John M. Scheib